Oct. 30, 2024

For release:    Immediately
Refer to:    Jordan Bishop; jordan.bishop@lilly.com; (317) 374-1878 (Media)
Joe Fletcher; jfletcher@lilly.com; (317) 296-2884 (Investors)

Lilly reports Q3 2024 financial results highlighted by strong volume-driven revenue growth from New Products

•Revenue in Q3 2024 increased 20%, driven by volume growth from Mounjaro and Zepbound, partially offset by $1.42 billion of revenue in Q3 2023 from the sale of rights for the olanzapine portfolio (Zyprexa). Excluding revenue from the olanzapine portfolio, total revenue increased 42%, and non-incretin revenue increased 17%.
•Q3 2024 EPS increased to $1.07 on a reported basis and $1.18 on a non-GAAP basis, both inclusive of $3.08 of acquired IPR&D charges.
•2024 revenue guidance range updated to $45.4 to $46.0 billion. 2024 reported EPS guidance updated to the range of $12.05 to $12.55, and non-GAAP EPS guidance updated to the range of $13.02 to $13.52, both driven by the acquired IPR&D charges incurred in Q3.
•Approvals included Ebglyss in the U.S. for moderate-to-severe atopic dermatitis and Kisunla in Japan for early symptomatic Alzheimer's disease.
•Positive Phase 3 data included the 176-week study of tirzepatide showing 94% reduction in the risk of developing type 2 diabetes in adults with pre-diabetes, and obesity or overweight, and the six-month TRAILBLAZER-ALZ 6 trial showing that modified titration achieved similar levels of amyloid plaque removal while also reducing the incidence of ARIA-E to 14%, compared with 24% in the standard dosing regimen.

INDIANAPOLIS, Oct. 30, 2024 - Eli Lilly and Company (NYSE: LLY) today announced its financial results for the third quarter of 2024.

"Lilly had another strong growth quarter in Q3, with total revenue increasing by 42% after excluding divestiture activity in the same period last year," said David A. Ricks, Lilly chair and CEO. "While the growth of Mounjaro and Zepbound is impressive, we are equally proud of the 17% growth in non-incretin revenue, which includes our oncology, immunology and neuroscience portfolios, compared with Q3 2023 on the same basis. The new product approvals for Ebglyss and Kisunla,
Eli Lilly and Company | Lilly Corporate Center | Indianapolis, Indiana 46285 | U.S.A.

exciting new pipeline data for tirzepatide, donanemab, imlunestrant and lebrikizumab, as well as key milestone achievements in our supply network, all point to the continued expansion of our impact on human health and significant growth of the company ahead."

Lilly shared numerous updates recently on key regulatory, clinical, business development and other events, including:
•U.S. Food and Drug Administration approval of Ebglyss™, a first-line biologic for the treatment of adults and children 12 years of age or older with moderate-to-severe atopic dermatitis;
•Approval of Kisunla™ in Japan for the treatment of early symptomatic Alzheimer’s disease;
•Positive topline results from the SURMOUNT-1 176-week study of tirzepatide (Zepbound® and Mounjaro®) showing 94% reduction in the risk of developing type 2 diabetes in adults with pre-diabetes, and obesity or overweight;
•Positive six-month Phase 3 primary endpoint data from the TRAILBLAZER-ALZ 6 trial showing that modified titration achieved similar levels of amyloid plaque removal while also reducing the incidence of ARIA-E to 14%, compared with 24% in the standard dosing regimen;
•Positive Phase 3 EMBER-3 study evaluating imlunestrant oral SERD in patients with second-line ER+, HER2- metastatic breast cancer;
•Positive results from the ADjoin long-term extension study for Ebglyss showing sustained disease control for up to three years in more than 80% of adults and adolescents with moderate-to-severe atopic dermatitis who responded to Ebglyss treatment;
•Launch of 2.5 mg and 5 mg single-dose Zepbound vials in the U.S. exclusively through LillyDirect® to expand supply and increase access;
•Completion of the acquisition of Morphic Holding, Inc., expanding Lilly's immunology pipeline;
•Expansion of the company's manufacturing footprint in Ireland with a $1.8 billion investment in Limerick ($1 billion) and Kinsale ($800 million) to enhance global medicine production;

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•Opening of the Lilly Seaport Innovation Center, a research and development facility which serves as the central hub for Lilly’s genetic medicines efforts;
•Announcement of $4.5 billion investment to develop the Lilly Medicine Foundry in Indiana, the first-ever facility to combine research and manufacturing in a single location to increase capacity for clinical trial medicines; and
•Appointment of Lucas Montarce as Lilly's executive vice president and chief financial officer.

For information on important public announcements, visit the news section of Lilly's website.

Financial Results

$ in millions, except per share data	Third Quarter
	2024	2023	% Change
Revenue	$11,439.1	$9,498.6	20%

Net income (loss) – Reported	970.3	(57.4)	NM
Earnings (loss) per share – Reported	1.07	(0.06)	NM

Net income – Non-GAAP	1,064.5	94.8	NM
Earnings per share – Non-GAAP	1.18	0.10	NM

NM – not meaningful

A discussion of the non-GAAP financial measures is included below under "Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)."

Third-Quarter Reported Results
In Q3 2024, worldwide revenue was $11.44 billion, an increase of 20% compared with Q3 2023, driven by a 15% increase in volume and a 6% increase due to higher realized prices, partially offset by a 1% decrease from the unfavorable impact of foreign exchange rates. The volume increase was primarily driven by growth from Mounjaro and Zepbound, partially offset by the sale of rights for the olanzapine portfolio (Zyprexa®) in Q3 2023 and declines in Trulicity®. Excluding revenue from

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the olanzapine portfolio, revenue in Q3 2024 increased 42%; worldwide volume increased 36%; and non-incretin revenue increased 17%. Higher realized prices were primarily driven by Trulicity, Humalog® and Verzenio®. New Products(i) revenue grew by $3.07 billion to $4.51 billion in Q3 2024, led by Mounjaro and Zepbound. Growth Products(ii) revenue increased 5% to $5.19 billion in Q3 2024 as growth led by Verzenio and Taltz® was largely offset by lower Trulicity sales.

Revenue in the U.S. increased 46% to $7.81 billion, driven by a 35% increase in volume and an 11% increase in realized prices. The increase in U.S. volume was driven by Zepbound and Mounjaro, partially offset by declines in Trulicity. The higher realized prices in the U.S. were primarily driven by Trulicity, Humalog and Verzenio. Following higher wholesaler inventory levels at the end of Q2, Mounjaro and Zepbound sales in Q3 were negatively impacted by inventory decreases in the wholesaler channel. The company estimates this impacted Q3 sales of Mounjaro and Zepbound by mid-single digits as a percent of aggregate U.S. sales of these products.

Revenue outside the U.S. decreased 12% to $3.63 billion, driven by a 10% decrease in volume and a 1% decrease due to the unfavorable impact of foreign exchange rates, as realized prices remained relatively flat. The decrease in volume outside the U.S was driven by the sale of rights for the olanzapine portfolio in Q3 2023. Excluding the olanzapine portfolio, revenue and volume outside the U.S. increased 33% and 36%, respectively, primarily driven by Mounjaro and Verzenio.

Gross margin increased 21% to $9.27 billion in Q3 2024. Gross margin as a percent of revenue was 81.0%, an increase of 0.6 percentage points. The increase in gross margin percent was primarily driven by favorable product mix and higher realized prices, partially offset by the sale of rights for the olanzapine portfolio in Q3 2023 and higher manufacturing costs.

In Q3 2024, research and development expenses increased 13% to $2.73 billion, or 23.9% of revenue, driven by continued investments in the company's early and late-stage portfolio.

(i) Lilly defines New Products as select products launched since 2022, which currently consist of Ebglyss, Jaypirca, Kisunla, Mounjaro, Omvoh and Zepbound.
(ii) Lilly defines Growth Products as select products launched prior to 2022, which currently consist of Cyramza, Emgality, Jardiance, Olumiant, Retevmo, Taltz, Trulicity, Tyvyt and Verzenio.

Marketing, selling and administrative expenses increased 16% to $2.10 billion in Q3 2024, primarily driven by promotional efforts supporting ongoing and future launches.

In Q3 2024, the company recognized acquired in-process research and development (IPR&D) charges of $2.83 billion compared with $2.98 billion in Q3 2023. The Q3 2024 charges were primarily related to the acquisition of Morphic Holding, Inc. The Q3 2023 charges were primarily related to the acquisitions of DICE Therapeutics, Inc., Versanis Bio, Inc. and Emergence Therapeutics AG.

Asset impairment, restructuring and other special charges of $81.6 million in Q3 2024 were primarily related to impairment of an intangible asset associated with a molecule in development. There were no asset impairment, restructuring and other special charges in Q3 2023.

Other income (expense) was income of $62.0 million in Q3 2024, compared to expense of $23.2 million in Q3 2023. The higher income was primarily driven by net gains on investments in equity securities in Q3 2024, partially offset by higher interest expenses.

The effective tax rate was 38.9% in Q3 2024 compared with 113.4% in Q3 2023. The effective tax rates for Q3 2024 and Q3 2023 were both unfavorably impacted by non-deductible acquired IPR&D charges, with a larger impact occurring in Q3 2023.

In Q3 2024, net income and earnings per share (EPS) were $970.3 million and $1.07, respectively, compared with a net loss of $(57.4) million and loss per share of $(0.06) in Q3 2023. EPS in Q3 2024 included $3.08 of acquired IPR&D charges. EPS in Q3 2023 included $1.22 of EPS associated with the sale of rights for the olanzapine portfolio and $3.29 of acquired IPR&D charges.

Third-Quarter Non-GAAP Measures
On a non-GAAP basis, Q3 2024 gross margin increased 21% to $9.41 billion. Gross margin as a percent of revenue was 82.2%, an increase of 0.5 percentage points. The increase in gross margin

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percent was primarily driven by favorable product mix and higher realized prices, partially offset by the sale of rights for the olanzapine portfolio in Q3 2023 and higher manufacturing costs.

The effective tax rate on a non-GAAP basis was 37.6% in Q3 2024 compared with 84.6% in Q3 2023. The effective tax rates for Q3 2024 and Q3 2023 were both unfavorably impacted by non-deductible acquired IPR&D charges, with a larger impact occurring in Q3 2023.

On a non-GAAP basis, Q3 2024 net income and EPS were $1.06 billion and $1.18, respectively, compared with net income of $94.8 million and EPS of $0.10 in Q3 2023. Non-GAAP EPS in Q3 2024 included $3.08 of acquired IPR&D charges. Non-GAAP EPS in Q3 2023 included $1.22 of EPS associated with the sale of rights for the olanzapine portfolio and $3.29 of acquired IPR&D charges.

For further detail on non-GAAP measures, see the reconciliation below as well as the "Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)" table later in this press release.

	Third Quarter
	2024	2023	% Change
Earnings (loss) per share (reported)	$1.07	$(0.06)	NM
Amortization of intangible assets	.12	.11
Asset impairment, restructuring and other special charges	.07	—
Net (gains) losses on investments in equity securities	(.09)	.06
Earnings per share (non-GAAP)	$1.18	$0.10	NM

Acquired IPR&D	3.08	3.29	(6)%
Numbers may not add due to rounding
NM – not meaningful

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Selected Revenue Highlights

(Dollars in millions)	Third Quarter			Year-to-Date
Selected Products	2024	2023	% Change	2024	2023	% Change
Mounjaro	$3,112.7	$1,409.3	NM	$8,010.0	$2,957.5	NM
Trulicity	1,301.4	1,673.6	(22)%	4,003.3	5,463.2	(27)%
Verzenio	1,369.3	1,040.2	32%	3,751.5	2,717.9	38%
Zepbound	1,257.8	—	NM	3,018.4	—	NM
Taltz	879.6	744.2	18%	2,308.4	1,975.0	17%
Jardiance(a)	686.4	700.8	(2)%	2,142.5	1,946.6	10%
Humalog(b)	534.6	395.4	35%	1,704.9	1,296.8	31%

Total Revenue	11,439.1	9,498.6	20%	31,509.9	24,770.7	27%

(a) Jardiance includes Glyxambi®, Synjardy® and Trijardy® XR (b) Humalog includes Insulin Lispro NM – not meaningful

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Mounjaro
For Q3 2024, worldwide Mounjaro revenue was $3.11 billion compared with $1.41 billion in Q3 2023. U.S. revenue was $2.38 billion compared with $1.28 billion in Q3 2023, reflecting continued strong demand, increased supply and, to a lesser extent, favorable changes to estimates for rebates and discounts. Q3 sales in the U.S. were negatively impacted by inventory decreases in the wholesaler channel. Revenue outside the U.S. increased to $728.0 million compared with $132.4 million in Q3 2023, primarily driven by volume associated with the launch of Mounjaro KwikPen in various markets.

Trulicity
For Q3 2024, worldwide Trulicity revenue decreased 22% to $1.30 billion. U.S. revenue decreased 26% to $935.3 million, driven by decreased sales volume primarily due to competitive dynamics, partially offset by higher realized prices primarily due to changes to estimates for rebates and discounts. Revenue outside the U.S. decreased 12% to $366.0 million, primarily driven by decreased volume due to competitive dynamics.

Verzenio
For Q3 2024, worldwide Verzenio revenue increased 32% to $1.37 billion. U.S. revenue was $878.8 million, an increase of 28%, primarily driven by increased demand and higher realized prices, partially offset by wholesaler buying patterns. Revenue outside the U.S. was $490.4 million, an increase of 38%, primarily driven by increased demand.

Zepbound
For Q3 2024, U.S. Zepbound revenue was $1.26 billion. Q3 sales in the U.S. were negatively impacted by inventory decreases in the wholesaler channel. Zepbound launched in the U.S. for the

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treatment of adult patients with obesity or overweight with weight-related comorbidities in November 2023.

Taltz
For Q3 2024, worldwide Taltz revenue increased 18% compared with Q3 2023 to $879.6 million. U.S. revenue increased 18% to $600.3 million, driven by higher realized prices and, to a lesser extent, increased demand, partially offset by wholesaler buying patterns. Revenue outside the U.S. increased 19% to $279.3 million, driven by increased demand.

Jardiance
For Q3 2024, the company's worldwide Jardiance revenue decreased 2% compared with Q3 2023 to $686.4 million. U.S. revenue was $335.9 million, a decrease of 19%, driven by lower realized prices, partially offset by increased demand. Revenue outside the U.S. was $350.5 million, an increase of 23%, driven by increased volume.

Jardiance is part of the company's alliance with Boehringer Ingelheim. Lilly reports as revenue royalties received on net sales of Jardiance.

Humalog
For Q3 2024, worldwide Humalog revenue increased 35% to $534.6 million. U.S. revenue was $323.9 million, an increase of 67%, driven by higher realized prices primarily due to segment mix. Revenue outside the U.S. was $210.8 million, an increase of 5%, driven by higher realized prices in China, partially offset by decreased volume and the unfavorable impact of foreign exchange rates.

2024 Financial Guidance
The company updated 2024 full-year revenue guidance to between $45.4 billion and $46.0 billion. The company is investing heavily in increasing the supply of tirzepatide and has been balancing demand creation activities and launches into new markets with its production to support the continuity of care for patients. In Q3, the company continued to be prudent in scaling up demand

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generation activities.

The ratio of (Gross Margin - OPEX) / Revenue, where OPEX is defined as the sum of research and development expenses and marketing, selling and administrative expenses, is still expected to be in the range of 36% to 38% on a reported basis and 37% to 39% on a non-GAAP basis.

Guidance now includes acquired IPR&D charges of $3.09 billion, or $3.33 on a per share basis. This reflects Q3 2024 charges of $2.83 billion, or $3.08 on a per share basis, primarily related to the acquisition of Morphic Holding, Inc.

Guidance on a reported basis now includes asset impairment, restructuring and other special charges of $517 million, reflecting the Q3 2024 charge of $82 million which was primarily related to impairment of an intangible asset associated with a molecule in development.

Other income (expense) is now expected to be in a range of ($425) to ($325) million of expense on a reported basis and is still expected to be in a range of ($400) to ($300) million of expense on a non-GAAP basis. The updated reported guidance reflects net gains on investments in equity securities in Q3 2024.

Tax rate guidance is now approximately 17% on both a reported and non-GAAP basis, driven by the impact of non-deductible acquired IPR&D charges in Q3 2024.

Based on these changes, EPS guidance has been lowered to the ranges of $12.05 to $12.55 on a reported basis and $13.02 to $13.52 on a non-GAAP basis. The company's 2024 financial guidance reflects adjustments shown in the reconciliation table below.

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2024 Guidance(1)
Earnings per share (reported)	$12.05 to $12.55
Amortization of intangible assets	.49
Asset impairment, restructuring, and other special charges	.45
Net losses on investments in equity securities	.03
Earnings per share (non-GAAP)	$13.02 to $13.52
Numbers may not add due to rounding
(1) Reported and Non-GAAP EPS guidance both include $3.33 of acquired IPR&D charges incurred through Q3 2024.

The following table summarizes the company's 2024 financial guidance:

2024 Guidance(1)

	Prior	Updated(3)
Revenue	$45.4 to $46.6 billion	$45.4 to $46.0 billion

(Gross Margin - OPEX(2)) / Revenue:
(reported)	36% to 38%	unchanged
(non-GAAP)	37% to 39%	unchanged

Other Income/(Expense) (reported)	($525) to ($425) million	($425) to ($325) million
Other Income/(Expense) (non-GAAP)	($400) to ($300) million	unchanged

Tax Rate	Approx. 15%	Approx. 17%

Earnings per Share (reported)	$15.10 to $15.60	$12.05 to $12.55
Earnings per Share (non-GAAP)	$16.10 to $16.60	$13.02 to $13.52

(1) Non-GAAP guidance reflects adjustments presented in the earnings per share reconciliation table above.
(2) OPEX is defined as the sum of research and development expenses and marketing, selling and administrative expenses.
(3) Guidance includes acquired IPR&D charges through Q3 2024 of $3.09 billion or $3.33 on a per share basis. Guidance does not include acquired IPR&D either incurred, or expected to be incurred, after Q3 2024.

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Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the Q3 2024 financial results conference call through a link on Lilly's website at investor.lilly.com/webcasts-and-presentations. The conference call will begin at 10 a.m. Eastern time today and will be available for replay via the website.

Non-GAAP Financial Measures
Certain financial information is presented on both a reported and a non-GAAP basis. Some numbers in this press release may not add due to rounding. Reported results were prepared in accordance with U.S. generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the periods. Non-GAAP measures reflect adjustments for the items described in the reconciliation tables later in the release. Related materials provide certain GAAP and non-GAAP figures excluding the impact of foreign exchange rates. Lilly recalculates current period figures on a constant currency basis by keeping constant the exchange rates from the base period. The company's 2024 financial guidance is provided on both a reported and a non-GAAP basis. The non-GAAP measures are presented to provide additional insights into the underlying trends in the company's business.

About Lilly
Lilly is a medicine company turning science into healing to make life better for people around the world. We've been pioneering life-changing discoveries for nearly 150 years, and today our medicines help tens of millions of people across the globe. Harnessing the power of biotechnology, chemistry and genetic medicine, our scientists are urgently advancing new discoveries to solve some of the world's most significant health challenges: redefining diabetes care; treating obesity and curtailing its most devastating long-term effects; advancing the fight against Alzheimer's disease; providing solutions to some of the most debilitating immune system disorders; and transforming the most difficult-to-treat cancers into manageable diseases. With each step toward a healthier world, we're motivated by one thing: making life better for millions more people. That includes delivering

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innovative clinical trials that reflect the diversity of our world and working to ensure our medicines are accessible and affordable. To learn more, visit Lilly.com and Lilly.com/news. F-LLY

Cautionary Statement Regarding Forward-Looking Statements
This press release contains management's current intentions and expectations for the future, all of which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "estimate", "project", "intend", "expect", "believe", "target", "anticipate", "may", "could", "aim", "seek", "will", "continue", and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. The following include some but not all of the factors that could cause actual results or events to differ from those anticipated, including the significant costs and uncertainties in the pharmaceutical research and development process, including with respect to the timing and process of obtaining regulatory approvals; the impact and uncertain outcome of acquisitions and business development transactions and related costs; intense competition affecting the company's products, pipeline, or industry; market uptake of launched products and indications; continued pricing pressures and the impact of actions of governmental and private payers affecting pricing of, reimbursement for, and patient access to pharmaceuticals, or reporting obligations related thereto; safety or efficacy concerns associated with the company's products; dependence on relatively few products or product classes for a significant percentage of the company's total revenue and an increasingly consolidated supply chain; the expiration of intellectual property protection for certain of the company's products and competition from generic and biosimilar products, and risks from the proliferation of counterfeit or illegally compounded products; the company's ability to protect and enforce patents and other intellectual property and changes in patent law or regulations related to data package exclusivity; information technology system inadequacies, inadequate controls or procedures, security breaches, or operating failures; unauthorized access, disclosure, misappropriation, or compromise of confidential information or other data stored in the company's information technology systems, networks, and facilities, or those of third parties with whom the company shares its data and violations of data protection laws or regulations; issues with product supply and regulatory approvals stemming from manufacturing difficulties, disruptions, or shortages, including as a result of unpredictability and variability in demand, labor shortages, third-party performance, quality, cyber-attacks, or regulatory actions related to the company's and third-party facilities; reliance on third-party relationships and outsourcing arrangements; the use of artificial intelligence or other emerging technologies in various facets of the company's operations which may exacerbate competitive, regulatory, litigation, cybersecurity, and other risks; the impact of global macroeconomic conditions, including uneven economic growth or downturns or uncertainty, trade disruptions, international tension, conflicts, regional dependencies, or other costs, uncertainties, and risks related to engaging in business globally; fluctuations in foreign currency exchange rates or changes in interest rates and inflation; litigation, investigations, or other similar proceedings involving past, current, or future products or activities; changes in tax law and regulations, tax rates, or events that differ from our assumptions related to tax positions; regulatory changes and developments; regulatory actions regarding the company's operations and products; regulatory compliance problems or government investigations; actual or perceived deviation from environmental-, social-, or governance-related requirements or expectations; asset impairments and restructuring charges; and changes in accounting and reporting standards. For additional information about the factors that could cause actual results or events to differ materially from forward-looking statements, please see the company's latest Form 10-K and subsequent Forms 8-K and 10-Q filed with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

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Cyramza® (ramucirumab, Lilly)
Ebglyss™ (lebrikizumab, Lilly)
Emgality® (galcanezumab-gnlm, Lilly)
Glyxambi® (empagliflozin/linagliptin, Boehringer Ingelheim)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Jardiance® (empagliflozin, Boehringer Ingelheim)
Jaypirca® (pirtobrutinib, Lilly)
Kisunla™ (donanemab-azbt injection, Lilly)
Mounjaro® (tirzepatide injection, Lilly)
Olumiant® (baricitinib, Lilly)
Omvoh® (mirikizumab, Lilly)
Retevmo® (selpercatinib, Lilly)
Synjardy® (empagliflozin/metformin, Boehringer Ingelheim)
Taltz® (ixekizumab, Lilly)
Trijardy® XR (empagliflozin/linagliptin/metformin hydrochloride extended release tablets, Boehringer Ingelheim)
Trulicity® (dulaglutide, Lilly)
Tyvyt® (sintilimab injection, Innovent)
Verzenio® (abemaciclib, Lilly)
Zepbound® (tirzepatide injection, Lilly)

Third-party trademarks used herein are trademarks of their respective owners.

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Eli Lilly and Company
Operating Results (Unaudited) – REPORTED
(Dollars in millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2024	2023	% Chg.	2024	2023	% Chg.

Revenue	$11,439.1	$9,498.6	20%	$31,509.9	$24,770.7	27%

Cost of sales	2,170.8	1,860.1	17%	6,014.5	5,294.2	14%
Research and development	2,734.1	2,409.1	13%	7,968.1	6,750.7	18%
Marketing, selling and administrative	2,099.8	1,803.9	16%	6,169.3	5,478.5	13%
Acquired IPR&D	2,826.4	2,975.1	(5)%	3,091.2	3,177.2	(3)%
Asset impairment, restructuring and other special charges	81.6	—	NM	516.6	—	NM

Operating income	1,526.4	450.4	NM	7,750.2	4,070.1	90%

Net interest income (expense)	(144.9)	(75.7)		(425.0)	(218.6)
Net other income (expense)	206.9	52.5		316.5	194.3
Other income (expense)	62.0	(23.2)	NM	(108.5)	(24.3)	NM

Income before income taxes	1,588.4	427.2	NM	7,641.7	4,045.8	89%
Income tax expense	618.1	484.6	28%	1,461.5	995.1	47%

Net income (loss)	$970.3	$(57.4)	NM	$6,180.2	$3,050.7	NM

Earnings (loss) per share - diluted	$1.07	$(0.06)	NM	$6.83	$3.38	NM

Dividends paid per share	$1.30	$1.13	15%	$3.90	$3.39	15%
Weighted-average shares outstanding (thousands) - diluted	905,027	899,838		904,359	903,051

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Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Gross Margin - As Reported	$9,268.3	$7,638.5	$25,495.4	$19,476.5

Increase for excluded items:
Amortization of intangible assets (Cost of sales)(i)	139.4	125.0	417.6	377.2

Gross Margin - Non-GAAP	$9,407.7	$7,763.5	$25,913.0	$19,853.7

Gross Margin as a percent of revenue - As Reported	81.0%	80.4%	80.9%	78.6%
Gross Margin as a percent of revenue - Non-GAAP(ii)	82.2%	81.7%	82.2%	80.1%
Numbers may not add due to rounding.
i.Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.
ii.Non-GAAP gross margin as a percent of revenue reflects the gross margin effects of the adjustments presented above.

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	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income (loss) - Reported	$970.3	$(57.4)	$6,180.2	$3,050.7

Increase (decrease) for excluded items:
Amortization of intangible assets (Cost of sales)(i)	139.4	125.0	417.6	377.2
Asset impairment, restructuring and other special charges(ii)	81.6	—	516.6	—
Net (gains) losses on investments in equity securities (Other income/expense)	(103.0)	65.3	21.3	141.8
Corresponding tax effects (Income taxes)	(23.8)	(38.1)	(194.7)	(106.6)

Net income - Non-GAAP	$1,064.5	$94.8	$6,941.0	$3,463.1

Effective tax rate - Reported	38.9%	113.4%	19.1%	24.6%
Effective tax rate - Non-GAAP(iii)	37.6%	84.6%	19.3%	24.1%
Earnings (loss) per share (diluted) - Reported	$1.07	$(0.06)	$6.83	$3.38
Earnings per share (diluted) - Non-GAAP	$1.18	$0.10	$7.68	$3.83
Numbers may not add due to rounding.
i.Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.
ii.For the three and nine months ended September 30, 2024, excludes charges related to impairment of an intangible asset associated with a molecule in development. For the nine months ended September 30, 2024, also excludes charges related to litigation.
iii.Non-GAAP tax rate reflects the tax effects of the adjustments presented above.

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